Exhibit 99.1
LKQ Corporation Announces 2005 Financial Guidance

Chicago, IL--January 10, 2005--LKQ Corporation (NASDAQ: LKQX) today reported that its 2005 projected earnings per share, prior to any effect of the recently issued accounting standard related to stock option accounting, would be in the range of $1.04 to $1.08, on a fully diluted basis. LKQ also reported that its financial guidance for 2004 remains the same as previously disclosed.

Company Outlook

We previously projected 2004 revenue to be within a range of $423 million to $427 million, net income to be within a range of $19.7 million to $20.8 million and diluted earnings per share to be between $0.88 and $0.92. We continue to expect our 2004 results will be within these guidelines.

We expect that full year 2005 revenue will be within a range of $505.0 million to $510.0 million and that organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2004 business acquisitions. We expect net income to be within a range of $23.9 million to $24.9 million and diluted earnings per share to be between $1.04 and $1.08. For Q1 2005 we expect revenue to be between $126.0 million and $128.0 million, net income to be between $6.5 million and $6.9 million and diluted earnings per share to be between $0.29 and $0.30.

We anticipate that net cash provided by operating activities for 2005 will be in excess of $20 million. We estimate our full year 2005 capital expenditures, excluding any future acquisitions we may do, to be approximately $18 million.

Our 2005 guidance does not include any potential 2005 business acquisitions.

We estimate the weighted average diluted shares outstanding for the full year 2005 to be approximately 23.0 million and for the first quarter to be approximately 22.8 million. These share numbers are estimates and as such will be affected by factors such as any future stock issuances, the number of our options and warrants exercised in subsequent periods, and changes in our stock price.

This guidance is before considering the impact discussed below of the newly issued accounting standard.

Effects of Statement of Financial Accounting Standard No. 123 (revised 2004) Share-Based Payment

On December 16, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 (revised 2004) Share-Based Payment or SFAS 123R. This statement is effective for LKQ Corporation as of July 1, 2005, and requires the recording of compensation expense on any unvested stock option awards outstanding as of July 1, 2005 over the remaining vesting periods of such awards. While this is a very recent statement, we estimate SFAS 123R will have a negative effect on the net income of LKQ in the second half of 2005 by approximately $0.5 million or $0.02 per share based on anticipated plans for our stock options. In prior years and in the first half of 2005, this type of compensation expense has been and will be reported in the footnotes to our financial statements, in accordance with the previous accounting standards effective through June 30, 2005.

Guidance Conference Call

We will host an audio webcast to discuss the above on Tuesday January 11, 2005 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until February 11, 2005.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 45 sales and processing facilities, 7 self-service retail automotive parts facilities and 11 redistribution centers that reach most major markets in the United States. In addition, 3 facilities are located in Central America. Through our subsidiary Global Trade Alliance, Inc., which operates under the trade name Action Crash Parts, LKQ is one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating in over 20 locations serving 15 states primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of salvage vehicles;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	severity of weather and seasonality of weather patterns;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 24, 2004 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT: LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com